Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-1 of Fusemachines Inc. and its subsidiaries, of our report dated March 27, 2026 (which includes an explanatory paragraph relating to Fusemachines Inc. and its subsidiaries’ ability to continue as a going concern), on our audit of the consolidated financial statements of Fusemachines Inc. and its subsidiaries as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KNAV CPA LLP
KNAV CPA LLP

Atlanta, Georgia
April 21, 2026